Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2020 First Quarter Results
SALT LAKE CITY, May 6, 2020 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, announced operating results for the three months ended March 31, 2020.
Highlights for the three months ended March 31, 2020:

•Achieved net income attributable to common stockholders of $0.83 per diluted share, representing a 12.2% increase compared to the same period in 2019.

•Achieved funds from operations attributable to common stockholders and unit holders (“FFO”) of $1.24 per diluted share. FFO, excluding adjustments for non-cash interest (“Core FFO”), remains $1.24 per diluted share, representing a 6.9% increase compared to the same period in 2019.

•Increased same-store revenue by 1.9% and same-store net operating income (“NOI”) by 1.2% compared to the same period in 2019.

•Reported same-store occupancy of 91.3% as of March 31, 2020, compared to 91.4% as of March 31, 2019.

•Acquired one operating store and one store at completion of construction (a “Certificate of Occupancy store” or “C of O store”) for a total cost of approximately $19.4 million.

• In conjunction with joint venture partners, acquired one operating store and two C of O stores for a total cost of approximately $40.6 million, of which the Company invested $9.7 million.

•Added 48 stores (gross) to the Company's third-party management platform. As of March 31, 2020, the Company managed 676 stores for third parties and 249 stores in joint ventures, for a total of 925 managed stores.

•Repurchased 653,597 shares of common stock, at an average price of $79.85 per share, for a total cost of $52.2 million.

•Paid a quarterly dividend of $0.90 per share.

Updates pertaining to the current COVID-19 pandemic:

•Continued to provide customer access at all 1,852 Extra Space Storage locations.

•Achieved same-store occupancy of 91.1% as of April 30, 2020, compared to 91.7% as of April 30, 2019.

•Collected approximately 93% of rents for April 2020 compared to approximately 98% of rents for April 2019. April 2020 rent collection was lower partially due to the Company temporarily postponing auctions and other collections efforts.

•Reported $93.3 million in cash and cash equivalents and $546.0 in revolving line of credit availability as of March 31, 2020.

•Due to the uncertainty of the impacts of the COVID-19 pandemic, including the unknown duration and impact of stay-at-home orders, the uncertain economic climate, and the resulting impact on rentals, vacates, pricing, auctions and existing customer rent increases the Company withdraws its 2020 annual guidance.

Joe Margolis, CEO of Extra Space Storage Inc., commented: “Despite the impact from COVID-19, we had a solid first quarter, with same-store revenue growth in-line with expectations and same-store NOI and FFO growth per share ahead of expectations at 1.2% and 6.9%, respectively. We are pleased with the durability of our need-based sector, and we have made significant efforts to continue to operate safely during these challenging times. We are confident that our balance sheet, portfolio, and operating platform are all prepared to navigate this uncertain landscape. Due to the impact stay-at-home orders are having on operations across the country, and the limited visibility of when and where they will be lifted and subsequent customer behavior, we have elected to withdraw our 2020 annual guidance. As the situation unfolds we may reinstate guidance later in the year.”

FFO Per Share:
The following table outlines the Company’s FFO and Core FFO for the three months ended March 31, 2020 and 2019. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited):

	For the Three Months Ended March 31,
	2020		2019
		(per share)[1]		(per share)[1]
Net income attributable to common stockholders	$108,179	$0.83	$94,770	$0.74
Impact of the difference in weighted average number of shares – diluted[2]		(0.05)		(0.04)
Adjustments:
Real estate depreciation	52,926	0.38	50,773	0.37
Amortization of intangibles	617	—	2,288	0.02
Unconsolidated joint venture real estate depreciation and amortization	2,164	0.02	1,872	0.01
Distributions paid on Series A Preferred Operating Partnership units	(572)	—	(572)	—
Income allocated to Operating Partnership noncontrolling interests	7,983	0.06	7,390	0.05
FFO	$171,297	$1.24	$156,521	$1.15
Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,209	—	1,162	0.01
CORE FFO	$172,506	$1.24	$157,683	$1.16

Weighted average number of shares – diluted[3]	138,695,196		136,152,344

(1)Per share amounts may not recalculate due to rounding.

(2)Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (3).

(3)Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common Operating Partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans and our exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three months ended March 31, 2020 and 2019 (amounts shown in thousands, except store count data—unaudited)1:

	For the Three Months Ended March 31,		Percent
	2020	2019	Change
Same-store rental revenues[2]	$270,063	$264,905	1.9%
Same-store operating expenses[2]	78,401	75,502	3.8%
Same-store net operating income[2]	$191,662	$189,403	1.2%

Same-store square foot occupancy as of quarter end	91.3%	91.4%

Properties included in same-store	863	863

(1)A reconciliation of net income to same-store net operating income is provided later in this release, entitled “Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income.”

(2)Same-store revenues, same-store operating expenses and same-store net operating income do not include tenant reinsurance revenue or expense.

Same-store revenues for the three months ended March 31, 2020 increased due to higher average occupancy of 0.5% and net rental rates for customers. Same-store expenses were higher for the three months ended March 31, 2020 primarily due to increases in payroll, marketing expenses and property taxes, which were partially offset by reduced utilities and snow removal expenses.
Major markets with revenue growth above the Company’s portfolio average for the three months ended March 31, 2020 included Chicago, Las Vegas, Memphis, Norfolk/Virginia Beach, Oklahoma City and Phoenix. Major markets performing below the Company’s portfolio average included Charleston, Houston, Miami, San Diego and Tampa.

COVID-19 Update:
The impact from COVID-19 on the Company's operational financial performance during the three months ended March 31, 2020 was generally limited to reductions in new rentals and the number of customers vacating their units during the latter half of March due to stay-at-home orders and other restrictions, resulting in lower quarter-end occupancy than anticipated. The Company also elected to postpone all auctions and rate increases to existing customers beginning in mid-March. Customers may be further impacted, including through increases in unemployment, which may reduce their ability to pay rent or renew their leases. The Company continues to provide access to customers at all of its properties, and it has only experienced limited rental office closures for temporary staffing adjustments or to satisfy local government orders.
The forward looking impact is difficult to quantify since it will be influenced by the timing of removal of stay-at-home orders and other restrictions across the country and the related economic impacts, which are generally unknown. As a result, the Company has elected to withdraw 2020 guidance until greater visibility is available related to such orders and their impacts.

Investment and Property Management Activity:
The following table outlines the Company’s acquisitions and developments that are closed, completed or under agreement (dollars in thousands - unaudited):

	Closed through March 31, 2020		Closed/Completed Subsequent to March 31, 2020		Scheduled to Still Close/Complete in 2020		Total 2020		To Close/Complete in 2021
Wholly-Owned Investment	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores	1	$9,750	—	$—	—	$—	1	$9,750	—	$—
C of O and Development Stores[1]	1	9,628	—	—	1	6,400	2	16,028	2	14,234
EXR Investment in Wholly-owned stores	2	19,378	—	—	1	6,400	3	25,778	2	14,234

Joint Venture Investment
EXR Investment in JV Acquisition of Operating Stores[1]	1	1,810	—	—	—	—	1	1,810	—	—
EXR Investment in JV C of O and Development Stores[1]	2	7,911	1	3,981	3	20,189	6	32,081	1	1,600
EXR Investment in Joint Ventures	3	9,721	1	3,981	3	20,189	7	33,891	1	1,600
Total EXR Investment	5	$29,099	1	$3,981	4	$26,589	10	$59,669	3	$15,834

(1)The locations of C of O and development stores and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website at www.extraspace.com.

(2)The buyout of JV partners' interest in stores is reported at the value of the partners' ownership interest less the value of the Company's promoted interest.
The projected developments and acquisitions under agreement described above are subject to customary closing conditions and no assurance can be provided that these developments and acquisitions will be completed on the terms described, or at all.

Bridge Loans:
Year to date the Company has closed $21.5 million in bridge loans, with an additional $92.1 million under agreement to close in 2020 and 2021.
Property Management:
As of March 31, 2020, the Company managed 676 stores for third-party owners and 249 stores owned in joint ventures, for a total of 925 stores under management. The Company is the largest self-storage management company in the United States.

Balance Sheet:
As of March 31, 2020, the Company had $93.3 million in cash and cash equivalents and $546.0 million in revolving line of credit availability.
During the three months ended March 31, 2020, the Company repurchased 653,597 shares of common stock using its stock repurchase program at an average purchase price of $79.85 per share for a total cost of $52.2 million including transaction costs. As of March 31, 2020, the Company had authorization to purchase up to an additional $347.8 million under the plan.
During the three months ended March 31, 2020, the Company did not sell any shares of common stock using its “at the market” (“ATM”) program. As of March 31, 2020, the Company had $298.6 million available for issuance under its ATM program.
As of March 31, 2020, the Company’s percentage of fixed-rate debt to total debt was 78.3%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.4% and 2.3%, respectively. The combined weighted average interest rate was 3.1% with a weighted average maturity of approximately 4.4 years.

Dividends:
On March 31, 2020, the Company paid a first quarter common stock dividend of $0.90 per share to stockholders of record at the close of business on March 16, 2020.

Outlook:
The Company is withdrawing its previously provided FFO estimates and annual assumptions for the year ending December 31, 2020 due to the impact of COVID-19. The Company may reinstate guidance once greater visibility related to stay-at-home orders and other restrictions and their economic impacts become available.

Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Under the "Company Info" navigation menu on the home page, click on “Investor Relations,” then under the “Financials & Stock Info” navigation menu click on “Quarterly Earnings.” This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:
The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, May 7, 2020, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; audience passcode: 4875969. The conference call will also be available on the Company’s investor relations website at https://ir.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 5:00 p.m. Eastern Time on May 7, 2020, until 5:00 p.m. Eastern Time on May 12, 2020. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; passcode: 4875969.

Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, developments, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, the competitive landscape, plans or intentions relating to acquisitions and developments and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•adverse changes in general economic conditions, the real estate industry and the markets in which we operate;
•failure to close pending acquisitions and developments on expected terms, or at all;
•the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;
•potential liability for uninsured losses and environmental contamination;

•the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;
•disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;
•impacts from the COVID-19 pandemic or the future outbreak of other highly infectious or contagious diseases, including reduced demand for self-storage space and ancillary products and services such as tenant reinsurance, and potential decreases in occupancy and rental rates and staffing levels, which could adversely affect our results;
•increases in interest rates;
•reductions in asset valuations and related impairment charges;
•our lack of sole decision-making authority with respect to our joint venture investments;
•the effect of recent changes to U.S. tax laws;
•the failure to maintain our REIT status for U.S. federal income tax purposes; and
•economic uncertainty due to the impact of natural disasters, war or terrorism, which could adversely affect our business plan.
All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization related to real estate and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents Core FFO. Core FFO excludes revenues and expenses not core to our operations and non-cash interest. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations and non-cash interest charges, stockholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. Core FFO by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store:
The Company’s same-store pool for the periods presented consists of 863 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. The

Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to occupancy, rental revenue (growth), operating expenses (growth), net operating income (growth), etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT and a member of the S&P 500. As of March 31, 2020, the Company owned and/or operated 1,852 self-storage stores in 40 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 1.3 million units and approximately 143.0 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
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For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets:
Real estate assets, net	$7,689,621	$7,696,864
Real estate assets - operating lease right-of-use assets	259,681	264,643
Investments in unconsolidated real estate entities	342,404	338,054
Cash and cash equivalents	93,297	65,746
Restricted cash	4,633	4,987
Other assets, net	159,850	162,083
Total assets	$8,549,486	$8,532,377
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$4,310,476	$4,318,973
Exchangeable senior notes, net	571,321	569,513
Revolving lines of credit	244,000	158,000
Operating lease liabilities	270,174	274,783
Cash distributions in unconsolidated real estate ventures	45,712	45,264
Accounts payable and accrued expenses	116,069	111,382
Other liabilities	217,104	132,768
Total liabilities	5,774,856	5,610,683
Commitments and contingencies
Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 129,038,907 and 129,534,407 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1,290	1,295
Additional paid-in capital	2,872,933	2,868,681
Accumulated other comprehensive income (loss)	(113,840)	(28,966)
Accumulated deficit	(362,264)	(301,049)
Total Extra Space Storage Inc. stockholders' equity	2,398,119	2,539,961
Noncontrolling interest represented by Preferred Operating Partnership units, net	175,319	175,948
Noncontrolling interests in Operating Partnership, net and other noncontrolling interests	201,192	205,785
Total noncontrolling interests and equity	2,774,630	2,921,694
Total liabilities, noncontrolling interests and equity	$8,549,486	$8,532,377

Consolidated Statement of Operations for the Three Months and Year Ended March 31, 2020 and 2019
(In thousands, except share and per share data) - Unaudited

	For the Three Months Ended March 31,
	2020	2019
Revenues:
Property rental	$286,703	$271,003
Tenant reinsurance	33,613	29,797
Management fees and other income	12,136	10,746
Total revenues	332,452	311,546
Expenses:
Property operations	90,297	78,765
Tenant reinsurance	6,678	6,967
General and administrative	23,011	22,678
Depreciation and amortization	55,275	54,659
Total expenses	175,261	163,069
Income from operations	157,191	148,477
Interest expense	(44,358)	(47,360)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,209)	(1,162)
Interest income	1,674	1,388
Income before equity in earnings of unconsolidated real estate entities and income tax expense	113,298	101,343
Equity in earnings and dividend income from unconsolidated real estate entities	5,043	2,630
Income tax expense	(2,179)	(1,813)
Net income	116,162	102,160
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,111)	(3,163)
Net income allocated to Operating Partnership and other noncontrolling interests	(4,872)	(4,227)
Net income attributable to common stockholders	$108,179	$94,770
Earnings per common share
Basic	$0.84	$0.74
Diluted	$0.83	$0.74
Weighted average number of shares
Basic	129,288,629	127,037,247
Diluted	137,139,560	134,289,716
Cash dividends paid per common share	$0.90	$0.86

Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income — for the Three Months Ended March 31, 2020 and 2019 (In thousands) — Unaudited

	For the Three Months Ended March 31,
	2020	2019
Net Income	$116,162	$102,160
Adjusted to exclude:
Equity in earnings and dividend income from unconsolidated real estate entities	(5,043)	(2,630)
Interest expense	45,567	48,522
Depreciation and amortization	55,275	54,659
Income tax expense	2,179	1,813
General and administrative	23,011	22,678
Management fees, other income and interest income	(13,810)	(12,134)
Net tenant insurance	(26,935)	(22,830)
Non-same store rental revenue	(16,640)	(6,098)
Non-same store operating expense	11,896	3,263
Total Same-store net operating income	$191,662	$189,403

Same-store rental revenues	270,063	264,905
Same-store operating expenses	78,401	75,502
Same-store net operating income	$191,662	$189,403